United Retail Group Retirement Savings Plan

Report on Audits of Financial Statements
As of and for the Years Ended December 31, 2002 and 2001
and Supplemental Schedule As of December 31, 2002
-------------------------------------------------------------------------------




                                  Contents

Report of Independent Public Accountants

Financial Statements

Statements of Net Assets Available for Benefits

Statements of Changes in Net Assets Available for Benefits

Notes to Financial Statements

Supplementary Schedule

Schedule of Assets Held at End of Year

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
United Retail Group, Inc. and the
Plan Administrator of the United
Retail Group Retirement Savings Plan:


We have audited the accompanying statements of net assets available for benefits of the United Retail Group Retirement Savings Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year December 31, 2002, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                              /s/ ARY, ROEPCKE & MULCHAEY, P.C.
                                              ARY, ROEPCKE & MULCHAEY, P.C.

Columbus, Ohio
March 31, 2003.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------



                                                                               2002                      2001
                                                                           -----------               -----------
Assets:

Investments                                                                $ 7,745,882               $ 9,091,932

Receivable for contributions:
     Employer                                                                    7,321                      -
     Participants                                                               25,386                      -
                                                                           -----------               -----------

         Total receivable contributions                                         32,707                      -
                                                                           -----------               -----------

Receivable brokers                                                                -                       15,876
                                                                           -----------               -----------

     Total assets                                                            7,778,589                 9,107,808
                                                                           -----------               -----------

Liabilities:

Cash overdraft                                                                    -                          877
Broker payable                                                                    -                       16,665
Administrative fees payable                                                      4,445                     4,553
                                                                           -----------               -----------

     Total liabilities                                                           4,445                    22,095
                                                                           -----------               -----------

Net assets available for benefits                                          $ 7,774,144               $ 9,085,713
                                                                           ===========               ===========


























The accompanying notes are an integral part of these financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------



                                                                               2002                      2001
                                                                           -----------               -----------
Additions:

Investment Income:
     Net depreciation in fair
         value of investments                                              $(1,891,636)              $  (797,158)
     Mutual fund earnings                                                       86,146                   152,200
     Interest                                                                   28,381                    39,948
     Dividends                                                                     819                       748
                                                                           -----------               -----------

         Total investment loss                                              (1,776,290)                 (604,262)
                                                                           -----------               -----------

Contributions:
     Employer                                                                  240,887                   203,249
     Participants                                                              951,266                   838,013
     Rollovers                                                                 144,354                     2,634
                                                                           -----------               -----------

         Total contributions                                                 1,336,507                 1,043,896
                                                                           -----------               -----------

         Total additions (decreases)                                          (439,783)                  439,634
                                                                           -----------               -----------

Deductions:

     Distributions to participants                                             842,374                   723,902
     Administrative expenses                                                    29,412                    28,788
                                                                           -----------               -----------

         Total deductions                                                      871,786                   752,690
                                                                           -----------               -----------

         Net decrease                                                       (1,311,569)                 (313,056)

Net assets available for benefits:
     Beginning of year                                                       9,085,713                 9,398,769
                                                                           -----------               -----------

     End of year                                                           $ 7,774,144               $ 9,085,713
                                                                           ===========               ===========
















The accompanying notes are an integral part of these financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------


(1)  Description of the Plan

         General

         The United Retail Group Retirement Savings Plan (the "Plan") is a defined contribution plan covering certain employees of United Retail Group, Inc. and its affiliates (the "Employer") who are at least 21 years of age and have completed 1,000 or more hours of service during their first consecutive twelve months of employment or any calendar year beginning in or after their first consecutive twelve months of employment. Certain employees of the Employer, who are covered by a collective bargaining agreement, are not eligible to participate in the Plan.

         The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) as amended.

         Amendments

         Effective January 1, 2002, the plan was amended to among other things 1) increase the allowable voluntary tax-deferred contribution as noted under contributions below, and 2) change the vesting schedule as noted under vesting below.

         Contributions

         Employer contributions:

         The Employer may provide a 50% matching contribution on the first 3% of a participant's voluntary contributions.

         Participant voluntary contribution:

         A participant may elect to make a voluntary tax-deferred contribution of 1% to 25% of his or her annual compensation up to the maximum permitted under Section 402(g) of the Internal Revenue Code adjusted annually ($11,000 at December 31, 2002). Prior to January 1, 2002, contributions were limited to no more than 15%. The annual compensation of each participant taken into account under the Plan is limited to the maximum amount permitted under
         Section 401(a)(17) of the Internal Revenue Code. The annual compensation limit for the Plan year ended December 31, 2002, was $200,000. Section 401(k) of the Internal Revenue Code may limit this voluntary tax-deferred contribution.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         Vesting

         A participant is fully and immediately vested for voluntary and rollover contributions and is credited with a year of vesting service in the Employer's contributions for each Plan year that they are credited with at least 500 hours of service. A summary of vesting percentages in the Employer's contributions follows:

         Years of Vesting Service                                     Percentage
         ------------------------                                     ----------
         Less than 2 years                                                0%
         2 years                                                         20
         3 years                                                         40
         4 years                                                         60
         5 years                                                         80
         6 years                                                        100

         Vesting prior to January 1, 2002, was credited on the following schedule:

         Years of Vesting Service                                     Percentage
         ------------------------                                     ----------
         Less than 3 years                                                0%
         3 years                                                         20
         4 years                                                         40
         5 years                                                         60
         6 years                                                         80
         7 years                                                        100


         Payment of benefits

         The full value of participants' accounts becomes payable upon retirement, disability, or death. Upon termination of employment for any other reason, participants' accounts, to the extent vested, become payable. Participants will receive any benefit to which they are entitled in the form of, (1) lump-sum cash distribution, with those participants holding shares of Employer Securities having the option of receiving shares for all or part of the portion of their account invested in Employer Securities,
         (2) if eligible a payment directly to an eligible retirement plan specified by the Participant or (3) if the account balance is greater than $5,000 and the Participant has attained age 70-1/2, cash installments over a period not extending beyond the life expectancy of the Participant or the joint and last survivor life expectancies of the Participant and a designated Beneficiary. Those participants with vested account balances more than $5,000 have the option of leaving their accounts invested in the Plan until age 70-1/2.

         Participants may make in-service withdrawals of all vested amounts if they have attained the age of 59-1/2.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         Participant loans

         Participants are permitted to borrow from their account the lesser of $50,000 or 50% of the vested balance of their account for a term of not more than five years with repayment made from payroll deductions. All loans become due and payable in full upon a participant's termination of employment with the Employer. The borrowing constitutes a separate earmarked investment of the participant's account. Interest on the borrowing is based on a formula using the published prime rate on the date of application.

         Amounts allocated to participants withdrawn from the plan

         There is no vested portion of net assets available for plan benefits allocated to participants withdrawn from the Plan as of December 31, 2002 and 2001.

         Forfeitures

         Forfeitures are used to reduce the Employer's required contributions. The Employers utilized $12,330 and $17,022 in forfeitures for 2002 and 2001, respectively.

         Expenses

         Brokerage fees, transfer taxes, and other expenses incurred in connection with the investment of the Plan's assets will be added to the cost of such investments or deducted from the proceeds thereof, as the case may be. Administrative expenses of the Plan will be allocated to participants' accounts, unless the Employer elects to pay any or all of such costs.

         Tax determination

         The Plan obtained its latest determination letter on February 23, 1998, in which the Internal Revenue Service stated that the Plan, as amended and restated January 1, 1997, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code.

 (2) Summary of accounting policies

         Estimates

         The Plan prepares its financial statements in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions which affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         Basis of presentation

         The Plan's financial statements have been prepared on the accrual basis of accounting.

         Income recognition

         Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         Investment valuation

         Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year-end. Common stock is valued as determined by quoted market price.

         Net appreciation (depreciation) in fair value of investments

         Net realized and unrealized gains and losses are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

         Brokerage fees are added to the acquisition costs of assets purchased and subtracted from the proceeds of assets sold.

         Benefit payments

         Benefits are recorded when paid.

         Reclassification of prior year information

         Certain prior year information has been reclassified to conform to current year presentation.

(3)  Investments

         The Plan's investments are held by Scudder Trust Company, an affiliate of Zurich Scudder Investments, Inc., manager of certain mutual funds in which the Plan invests. Investments at fair value that represent 5% or more of the Plan's net assets as of December 31, 2002 and 2001 are as follows:

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         Investments (continued)

                                                                                    2002                 2001
                                                                                -----------          -----------
         Investments at fair value as determined by quoted market price:
              Common stock:
                  United Retail Group, Inc.                                     $   228,338          $   723,216
                  Other                                                              82,619              158,864
              Shares of registered investment companies:
                  Scudder U.S. Treasury Fund                                      2,641,386            2,363,717
                  Scudder Balanced Fund                                           1,455,461            1,844,477
                  Scudder Growth and Income Fund                                  1,397,716            1,746,277
                  Baron Growth Fund                                                 627,087                 -
                  Scudder 21st Century Fund                                            -               1,109,152
                  Scudder International Fund                                           -                 461,572
                  Other                                                             935,797              243,568
         Investments at estimated fair value:
              Participant loans                                                     377,478              441,089
                                                                                -----------          -----------
                                                                                $ 7,745,882          $ 9,091,932
                                                                                ===========          ===========


         The Plan's investments (including investments bought, sold, and held during the year) appreciation (depreciation) in value for the years ended December 31, 2002 and 2001, is set forth below:

                                                                                    2002                 2001
                                                                                -----------          -----------
         Investments at fair value as determined by quoted market price:
                  Shares of registered
                    investment companies                                        $(1,403,037)         $  (933,724)
                  Common stock                                                     (488,599)             136,566
                                                                                -----------          -----------
                                                                                $(1,891,636)         $  (797,158)
                                                                                ===========          ===========


         The Plan allows participants to direct the investment of their contributions and the related Employer's matching contributions among several investment funds. As of December 31, 2002 and 2001, the Plan provided the following investment funds that the participant had to select from:

         Current investment options

         Scudder U.S. Treasury Money Fund: Invests primarily in short-term U.S. treasury obligations and repurchase agreements, seeking to minimize credit risk and generate current income.

         Scudder Short Term Bond Fund: Invests primarily in high-quality short-term U.S. government and high-quality corporate bonds, seeking higher than money market yields with capital preservation.

         Scudder Growth and Income Fund: Invests primarily in common stocks, preferred stocks, and securities convertible into common stocks, seeking long-term growth of capital while paying current dividends.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         Investment elections (continued)

         Scudder S&P 500 Index Fund: Invests primarily all of its assets in the Scudder Equity Index Portfolio, which has the same investment objective as the fund, by investing in a diversified stock portfolio of the companies that comprise the S&P 500 Index, seeking long-term growth of capital through broad diversification.

         Scudder Dreman High Return Equity Fund: Invests primarily in common stocks that pay high dividends relative to the dividend yield of the S&P 500 index, seeking total return.

         MFS Total Return Fund: Invests generally 40% to 75% of assets in equity securities, seeking above-average income and growth of capital, income is secondary.

         Baron Growth Fund: Invests primarily in common stocks but may also invest in other equity-type securities such as convertible bonds and debentures, preferred stocks, warrants and convertible preferred stocks of primarily small sized companies, seeking capital appreciation.

         Federated Mid Cap Index Fund: Invests at least 80% in the 400 common stocks that comprise the index, seeking investment results generally corresponding to the aggregate price and dividend performance of the S&P 400 Mid-Cap index.

         Templeton Foreign Fund: Invests primarily in stocks and debt securities of companies and governments outside the United States, seeking long-term capital growth.

         United Retail Group Stock Fund: Seeks to achieve long-term capital appreciation by investing in the common stock of United Retail Group, Inc.

         Self-Directed Brokerage Account: Allowing the participant to invest in securities not offered otherwise.

         Discontinued investment options

         Scudder Balanced Fund: Invests in a diversified portfolio of stocks of larger, seasoned companies and high-grade bonds, seeking a balance of growth and current income as well as long-term preservation of capital. This investment option was discontinued as to additional investments during 2002.

         Scudder International Fund: Invests primarily in foreign stocks of established companies, seeking long-term growth of capital primarily through international diversification. This investment option was eliminated to participants during 2002.

         Scudder 21st Century Growth Fund: Invests primarily in small U.S. companies, seeking long-term growth of capital. This investment option was eliminated to participants during 2002.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

(4)      Plan administration

         A Committee, the members of which are appointed by the Board of Directors of the Employer, administers the Plan.

(5)      Plan termination

         Although the Employer has not expressed any intent, the Employer has the right under the Plan to discontinue their contributions at any time. United Retail Group, Inc. has the right at any time, by action of its Board of Directors, to terminate the Plan subject to the provisions of ERISA. Upon Plan termination or partial termination, participants will become fully vested in their accounts.

                                                                     SCHEDULE I

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN
EIN #51-0303670   PLAN #003
SCHEDULE H - LINE 4I
SCHEDULE OF ASSETS HELD AT END OF YEAR
DECEMBER 31, 2002
-------------------------------------------------------------------------------

 (a)                    (b)                                       (c)                            (d)              (e)
                                                             Description of
                                                          investment including
               Identity of issue,                          maturity date, rate
              borrower, lessor, or                      of interest, collateral,                                Current
                  similar party                           par or maturity value                  Cost            value
      --------------------------------------  ---------------------------------------------- -------------- -----------------
  *   United Retail Group, Inc.               Common stock - 81,549 shares                                           228,338

  *   Scudder U.S. Treasury Money Fund,       Mutual fund -2,641,386 shares                                        2,641,386
      Class S

  *   Scudder Balanced Fund, Class S          Mutual fund - 100,307 shares                                         1,455,461

  *   Scudder Growth and Income Fund,         Mutual fund - 87,467 shares                                          1,397,716
      Class S

      Baron Growth Fund                       Mutual fund - 23,312 shares                                            627,087

      Templeton Foreign Fund, Class A         Mutual fund - 44,126 shares                                            366,686

  *   Scudder Short Term Bond Fund, Class S   Mutual fund - 16,898 shares                                            180,470

  *   Scudder S&P Index Fund, Class S         Mutual fund - 13,932 shares                                            163,140


 *    Scudder Dreman High Return Equity       Mutual fund - 4,738 shares                                             140,155
      Fund,
      Class A

      MFS Total Return Fund, Class A          Mutual fund - 4,112 shares                                              54,564

      Federated Mid Cap Index Fund            Mutual fund - 1,265 shares                                              18,037

      Self directed brokerage                 Common stock and mutual funds                                           95,364

      Participant loans                       Interest from 9.50% - 4.25%                                            377,478

*     Represents a party in interest

(1) Cost information omitted - investment is part of individual account plan that a participant or beneficiary directed with respect to assets allocated to his or her account.

       The accompanying notes are an integral part of this schedule.

                                 SIGNATURES

The Plan

     Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the employee benefit plan have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 23, 2003                   UNITED RETAIL GROUP, INC.
                                        RETIREMENT SAVINGS PLAN


                                        By:  /s/ Jon Grossman
                                           ------------------------------------
                                             Jon Grossman, Chairman
                                             of the Administrative Committee